Exhibit 10.1
AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT
December 30, 2010
Reference is hereby made to that certain PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) dated October 4, 2007, by and among Dolphin Digital Media, Inc (formerly Logica Holdings Inc., the “Company”), and T Squared Investment LLC (“T Squared” or the “Investor”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, the parties to the Agreement (the “Parties”) wish to amend the Agreement to account for the conversion by Investor of $500,000 of convertible debt of the Company, plus interest thereon, into preferred stock of the Company;
NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1). In consideration for the conversion of $500,000 of convertible debt in the Company, plus interest thereon, which total represents all of Investor’s debt holdings of the Company, Investor shall receive 542,753 shares of Company’s Series A Preferred Stock which, when combined with Investor’s current ownership of 500,000 shares of Company’s Series A Preferred Stock, brings Investor’s total ownership of Company’s Series A Preferred Stock to 1,042,753 shares.
2). Each share of Series A Preferred Stock shall initially be convertible into four (4) shares of Common Stock (the “Conversion Ratio”), subject to the limitations within the Certificate of Designation. Thus, when fully converted, Investor’s 1,042,753 shares of Series A Preferred Stock will represent 4,171,012 shares of Company’s Common Stock.
3). If the Company, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Rate shall be appropriately adjusted.
4). All of the outstanding shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company (an “Automatic Conversion Event”).

5). Company’s Series A Preferred Stock shall have no voting rights.
6). The Effective Date of this Amendment shall be December 30, 2010.
The parties shall amend its Certificate of Designation to incorporate the terms of the Preferred Stock, which such amendment shall be filed with the Secretary of State.
This Amendment and the transactions contemplated hereby, and all disputes between the parties under or related to this side letter or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.

THE COMPANY:

DOLPHIN DIGITAL MEDIA, INC.

By:	/s/ William O’Dowd

	Name:	William O’Dowd
	Title:	CEO

INVESTOR:

T Squared Investments LLC

By: T Squared Capital LLC, Managing Member

By:	/s/ Thomas Sauve

Thomas Sauve, Managing Member